Exhibit 5.1

Law Offices
Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300	Philadelphia, Pa
Denver, Colorado 80202-5596	Baltimore, MD
(303) 292-2400	Camden, NJ
FAX: (303) 296-3956	Salt Lake City, UT
LAWYERS@BALLARDSPAHR.COM	Washington, DC

December 10, 2004

ICOP Digital, Inc.

11011 King Street, Suite 260

Overland Park, KS 66210

Re:	Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as counsel for ICOP Digital, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to 5,000,000 shares of the Company’s no par value common stock (the “Common Stock”) to be offered by the Company pursuant to its Stock Option Plan. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that the shares of the Common Stock being offered by the Company when sold in accordance with the Registration Statement on Form S-8 will be validly issued and outstanding, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the law of the State of Colorado. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP